Exhibit 10.24

THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS WITH RESPECT TO SUCH SECURITIES, OR AN OPINION SATISFACTORY TO THE ISSUER AND ITS COUNSEL TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

AUTOGENOMICS, INC.

Promissory Note

No. 201301-001	Vista, California
$ 2,400,000.00	January 4, 2013

FOR VALUE RECEIVED, AutoGenomics, Inc., a Delaware corporation (“Maker” or the “Company”), hereby promises to pay to the order of A R Properties or registered assigns (“Holder”), the principal amount of Two Million Four Hundred Thousand Dollars ($2,400,000.00), together with interest thereon at the rate of eight and one half percent (8.5%) per annum (this “Note”), on or before March 31, 2013 (the “Maturity Date”), subject to the terms and conditions set forth hereinbelow.

1. Subordination.

(a) Subordination to Senior Indebtedness. The indebtedness evidenced by this Note, and the payment of the principal hereof and interest hereon, is wholly subordinated, junior and subject in right of payment, to the extent and in the manner hereinafter provided, to the prior payment of all Senior Indebtedness of the Company now outstanding or hereinafter incurred. “Senior Indebtedness” means the principal of, and premium, if any, and interest on (i) all indebtedness of the Company for monies borrowed from banks, trust companies, insurance companies and other financial institutions, including commercial paper and accounts receivable sold or assigned by the Company to such institutions, (ii) all indebtedness of the Company for monies borrowed by the Company from other persons or entities, (iii) obligations of the Company as lessee under leases of real or personal property, (iv) principal of, and premium, if any, and interest on any indebtedness or obligations of others of the kinds described above assumed or guaranteed in any manner by the Company, (v) deferrals, renewals, extensions and refundings of any such indebtedness or obligations described above, and (vi) any other indebtedness of the Company which the Company and the holders of more than 50% of the unpaid principal amount of the Company’s outstanding Subordinated Promissory Notes (the “Subordinated Notes”) may hereafter from time to time expressly and specifically agree in writing shall constitute Senior Indebtedness. Notwithstanding the foregoing, “Senior Indebtedness” shall not include indebtedness of the Company evidenced by the Subordinated Notes, which shall rank equally and ratably with this Note.

(b) Rights of Holders Unimpaired. The provisions of this Section 1 are, and are intended solely, for the purposes of defining the relative rights of Holder and the holders of Senior Indebtedness and nothing in this Section 1 shall impair, as between the Company and Holder, the obligation of the Company, which is unconditional and absolute, to pay to Holder the principal thereof, in accordance with the terms of this Note, nor shall anything herein prevent Holder from exercising all remedies otherwise permitted by applicable law or hereunder upon default, subject to the rights set forth above of holders of Senior Indebtedness to receive cash, property or securities otherwise payable or deliverable to the holder of this Note.

2. Repayment.

(a) Repayment at the Maturity Date. The Company shall repay all, but not less than all, of the outstanding principal amount of this Note, and all accrued and unpaid interest thereon, effective as of the Maturity Date by mailing a corporate check in such amount payable to Holder at Holder’s address of record as contained herein or on file with the Company pursuant to notice given as provided herein, no later than ten (10) business days after the Maturity Date.

(b) Prepayment Prior to the Maturity Date. The Company may prepay all or any portion of the outstanding principal amount of this Note, together with all accrued and unpaid interest thereon, at any time or from time to time without premium or penalty.

(c) Cancellation of Subordinated Note. Immediately upon repayment in full of this Note, this Note shall no longer be deemed to be outstanding and all rights with respect to this Note shall immediately cease and terminate as of the date of such repayment.

3. Requirements for Transfer. This Note shall not be sold or transferred unless either (i) this Note shall have been registered under the Securities Act of 1933, as amended (the “Act”), and all applicable state securities laws with respect thereto or (ii) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Act and all applicable state securities laws with respect thereto.

4. Payment of Principal. All payments due and payable from Maker to Holder under this Note shall be made in lawful currency of the United States of America.

5. Default. Upon the occurrence of an Event of Default (as defined below), the entire unpaid portion of the principal amount of this Note, and all accrued and unpaid interest due Holder hereunder, shall automatically become due and payable. As used in this Note, “Event of Default” shall mean: (i) a receiver, trustee, custodian or similar officer is appointed for Maker, or for any substantial part of its property and such appointment or proceedings remain unstayed or undismissed for a period of 90 days, (ii) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings under the laws of any jurisdiction is instituted (by petition, application or otherwise) against Maker and such appointment or proceedings remain unstayed or undismissed for a period of 90 days, (iii) Maker admits in writing its inability to pay its debts when due, (iv) Maker makes an assignment for the benefit of creditors, (v) Maker applies for or consents to the appointment of any receiver, trustee, custodian or similar officer for Maker or for any substantial part of its property, or (vi) Maker institutes (by petition, application or otherwise) or consents to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings under the laws of any jurisdiction against Maker.

6. Replacement. Whenever this Note shall be surrendered at the principal executive office of the Company for transfer or exchange, accompanied by a written instrument of transfer in form reasonably satisfactory to the Company duly executed by Holder hereof or his, her or its attorney duly authorized in writing, the Company shall execute and deliver in exchange therefor a new Note or Notes, as may be requested by Holder, in the same aggregate unpaid principal amount and payable on the same date as the principal amount of the Note or Notes so surrendered; each such new Note shall be in such principal amount and registered in such name or names as Holder may designate in writing. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note and of indemnity reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Note (in case of mutilation) the Company will make and deliver in lieu of this Note a new Note of like tenor and unpaid principal amount.

7. General.

(a) Successors and Assigns. This Note, and the obligations and rights of the Company hereunder, shall be binding upon and inure to the benefit of the Company, Holder, and their respective heirs, successors and assigns.

(b) Notices. All notices, requests, consents and demands shall be made in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at 2980 Scott St, Vista, California, 92081, and to Holder at the applicable address on record with the Company or at such other address as the Company or Holder may designate by ten (10) days advance written notice to the other parties hereto.

(c) Governing Law. This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware, without regard to its principles of choice of law.

(d) No Waiver. No delay or omission on the part of Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

(e) Costs of Collection. The Company agrees to pay on demand all costs of collection, including reasonable attorney’s fees, incurred by Holder in enforcing the obligations of the Company under this Note.

(f) Confidentiality. By his, her or its acceptance hereof, Holder agrees that he, she or it will keep confidential and will not disclose, divulge or use for any unauthorized purpose any confidential, proprietary or secret information which Holder may obtain from the Company (i) pursuant to financial statements, reports and other materials submitted by the Company to Holder or (ii) pursuant to visitation or inspection rights granted to Holder, unless such information is known, or until such information becomes known, to the public.

(g) Headings. The headings in this Note are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Note.

IN WITNESS WHEREOF, this Note has been executed and delivered on the date first above written by the undersigned authorized representative of the Company.

AUTOGENOMICS, INC.
a Delaware corporation

By:	/s/ Thomas V. Hennessey, Jr.
Thomas V. Hennessey, Jr.
Its CFO and COO